News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL CORPORATION ANNOUNCES QUARTERLY DIVIDEND FOR COMMON STOCK

CLEARFIELD, PENNSYLVANIA – May 17, 2022

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) declared a quarterly cash dividend of $0.175 per share of common stock payable on June 15, 2022 to common stock shareholders of record as of June 1, 2022.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.3 billion as of March 31, 2022. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office and 45 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; and Ridge View Bank, with loan production offices in the Southwest Virginia region. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.